Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Anthracite Capital, Inc. on Form S-3 of our report dated March 21, 2003, appearing in the Annual Report on Form 10-K of Anthracite Capital, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP
New York, New York
August 7, 2003